Exhibit 10.9.4

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of September 15, 2012, by and among Fifth Third Bank, an Ohio banking corporation (the “Bank”) and Meridian Bioscience, Inc., an Ohio corporation (“Parent” or “Agent”), Meridian Bioscience Corporation, an Ohio corporation (“Corp.”), Omega Technologies, Inc., an Ohio corporation (“Omega”) and Meridian Life Science, Inc., a Maine corporation (“MLS”) (collectively, the “Borrowers” and individually a “Borrower”).

WHEREAS, Bank and Borrowers entered into that certain Loan and Security Agreement, dated as of August 1, 2007, as amended from time to time (the “Agreement”);

WHEREAS, Bank and Borrowers wish to amend the Agreement to modify certain provisions of the Agreement.

NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Amendments.

(A)	The following terms are hereby deleted from Section 1.1 of the Agreement:

Applicable LIBOR/Euro LIBOR Margin

Election Year

Euro LIBOR Interest Period

Euro LIBOR Pricing Option

Euro LIBOR Rate

LIBOR Pricing Option

LIBOR Interest Period

Pricing Option

(B)	The following term contained in Section 1.1 of the Agreement is hereby amended and restated to read as follows:

“LIBOR Rate” means the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1% and adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for the one month London Interbank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Bank at approximately 10:00 a.m. Cincinnati, Ohio time on the relevant date of determination. The interest rate payable under the Revolving Note shall initially be determined as of the date of the initial advance of funds to Borrowers under the Revolving Note and shall be effective until the first business day of the month following the period after the initial advance. The interest rate payable under the Revolving Note shall be adjusted automatically on the first business day each one month thereafter, commencing on the first business day of the month following the expiration of the initial interest rate determination under the Revolving Note.

(C) Section 2.1(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

(d) The Facility shall expire on September 15, 2015, and the entire outstanding principal balance of the Revolving Note, and all accrued interest, shall become due and payable not later than that date. Borrowers may prepay the principal balance of the Revolving Note in whole or part at any time. Until all Obligations have been fully repaid and this Agreement has terminated, Bank shall retain its security interest in all Collateral then existing or arising thereafter.

(D) Section 2.2 of the Agreement is hereby amended and restated in its entirety as follows:

2.2 Interest.

(a) Subject to the terms and conditions of this Agreement, the Loans shall bear interest at an annual rate equal to the LIBOR Rate plus the percentage identified pursuant to Section 2.3 as the LIBOR Margin (the “Applicable LIBOR Margin”).

(b) Interest on the outstanding principal amount of the Loans is payable in arrears on the first day of each calendar quarter, commencing October 1, 2012. In addition, all accrued interest is payable at maturity (whether by acceleration, notice of intention to prepay or otherwise). Interest on the Loans shall be computed on the basis of a 360-day year and charged for the actual number of days elapsed. Upon the occurrence of an Event of Default and until such Event of Default is waived, the Loans shall bear interest at the Borrower Default Rate; this provision does not constitute a waiver of any Event of Default or an agreement by Bank to permit any late payments whatsoever.

(c) Borrowers shall have the right to prepay the Loans in whole at any time, or in part from time to time, without premium or penalty. Each notice of prepayment shall be irrevocable and shall obligate Borrowers to prepay the amount stated therein on the date stated therein.

(d) In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges hereunder in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the principal balance of the Loans, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, the Bank shall refund to Borrowers such excess.

(e) Notwithstanding anything herein contained to the contrary, if at any time any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Bank to fund or maintain its funding based on the LIBOR Rate of any portion of the principal amount of the Revolving Note or otherwise to give effect to Bank’s obligations as contemplated hereby, (i) Bank may by facsimile or other written notice thereof to Agent on behalf of Borrowers declare Bank’s obligations in respect of the LIBOR Rate to be terminated forthwith, and (ii) Borrowers’ right to LIBOR Rate pricing is terminated until Bank notifies Agent on behalf of Borrowers that the right to such LIBOR pricing is reinstated. In such event, amounts outstanding under the Revolving Note shall bear interest at a rate equal to Lender’s Prime Rate or such other rate of interest as may be agreed to between Lender and Borrower.

(f) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with an guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Bank of agreeing to make or of making, funding or maintaining Loans based on the LIBOR Rate or , then from time to time, upon written demand by Bank if it shall at the time be the general policy or practice of Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, Borrowers shall pay to Bank additional amounts sufficient to compensate Bank for such increased cost and Bank shall be entitled to additional compensation for only that portion of such costs incurred from and after the date that is ten (10) days prior to the date Borrower receives such notice. A certificate as to the amount of such increased cost submitted to Agent on behalf of Borrowers by Bank shall be conclusive and binding for all purposes, absent manifest error.

(E) Section 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.3 Applicable LIBOR Margin

(a) The Applicable LIBOR Margin expressed as a percentage, in effect on any date shall be determined based on the ratio of Total Funded Debt to EBITDA of Borrowers (which shall be determined pursuant to clause (c) of this paragraph), as follows:

Applicable Margin	Level I Status Funded Debt/EBITDA ≤0.50:1.00	Level II Status Funded Debt/EBITDA >0.50:1.00≤0.75:1.00	Level III Status Funded Debt/EBITDA >0.75:1.00<3.00:1.00
Unused Fee	0.125%	0.125%	0.125%
Libor Margin	+0.75%	+0.90%	+1.15%

(b) The Total Funded Debt to EBITDA in effect on a certain date is determined as follows: the Borrowers shall calculate Total Funded Debt to EBITDA each quarter and attach quarterly financial statements to such calculation and deliver same to Bank at the time that the Bank receives the financial statements of Borrowers delivered to Bank pursuant to Section 4.1 hereof; provided, however, that if such financial statements or Total Funded Debt to EBITDA are not delivered on a timely basis, are not accurate and correct, or are not prepared in accordance with the requirements of this Agreement, then the Total Funded Debt to EBITDA shall be the ratios determined by Bank in its sole judgment. If the Total Funded Debt to EBITDA as recalculated requires a change in Applicable LIBOR Margin, the Applicable LIBOR Margin will change accordingly starting on the first day of the calendar month following the Bank’s receipt of such financial statements.

(c) If any financial statements of Borrowers are later determined to have been incorrect, and if the Total Funded Debt to EBITDA determined pursuant to the correct information would result in a greater amount owing by Borrowers for the relevant period than had been actually paid by Borrowers for such period, Borrowers shall pay to Bank upon demand, the difference between the amount actually paid for the relevant period and the amount owed based on the Total Funded Debt to EBITDA determined pursuant to the correct information, together with interest on the amount owed at the Prime Rate. If any financial statements of Borrowers are later determined to have been incorrect, and if the Total Funded Debt to EBITDA determined pursuant to the correct information will result in a lesser amount of money owing by Borrowers for the relevant period than had actually been paid by Borrowers for such period, then Borrowers shall receive from Bank to the ratable benefit of Borrowers upon demand, the difference between the amount actually paid for the relevant period and the amount owed based on the Total Funded Debt to EBITDA, determined pursuant to the correct information.

(d) If any financial statements of Borrowers are later determined to have been incorrect as a result of a retroactive change in Generally Accepted Accounting Principles, and if the Total Funded Debt to EBITDA determined pursuant to such changed information would result in a lesser amount owing by Borrowers for the relevant period than had been actually paid by Borrowers for such period, Bank upon demand shall rebate or credit the difference to Borrowers between the amount actually paid for the relevant period and the amount owed based on the Total Funded Debt to EBITDA determined pursuant to the changed information.

(F) Sections 4.1(a) and (b) of the Agreement are hereby amended and restated in its entirety to read as follows:

(a) Within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year, a copy of its quarterly Form 10-Q filing with the United States Securities and Exchange Commission and for the Bank shall include its balance sheet as of the end of such quarter, and profit and loss statements and cash flow statements for such quarter and for the year to date, which statements shall be in reasonable detail, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of the Agent and shall be in such form as is reasonably acceptable to the Bank;

(b) Within one hundred twenty (120) days after the end of each fiscal year beginning with the current fiscal year, an annual Form 10-K filed with the United States Securities and Exchange Commission, and for the Bank shall include a copy of its financial statements for such year including its balance sheet, profit and loss and cash flow statements for such year, which statements shall be audited by a firm of independent certified public accountants acceptable to Bank (which acceptance shall not be unreasonably withheld), and accompanied by a standard audit opinion of such accountants without significant qualification;

(G) A new Section 8.1(m) is hereby added to the Event of Default Section of the Agreement to read as follows:

(m) Failure of Borrowers to cause Bioline USA, Inc., a Massachusetts corporation (“Bio”), to authorize, execute and deliver all instruments necessary to have Bio become a co-borrower and debtor under this Agreement and the Note (and to be bound by the security agreement provisions contained herein) prior to January 15, 2013.

(H) Exhibit 2.1(c) to the Agreement is hereby amended and restated as set forth on attached Exhibit 2.1(c).

2. Representations, Warranties and Covenants of Borrowers. To induce Bank to enter into this Amendment, Borrowers represent and warrant as follows:

(a)	No Event of Default (as such term is defined in Section 8 of the Agreement) or event or condition which, with the lapse of time or giving of notice or both, would constitute an Event of Default exists on the date hereof.

(b)	The person executing this Amendment is a duly elected and acting officer of each Borrower and is duly authorized by the Board of Directors of such Borrower to execute and deliver this Amendment on behalf of such Borrower.

3. Conditions. Bank’s obligations under this Amendment are subject to the following conditions:

(a)	Borrowers shall execute and deliver to Bank this Amendment, the Amended and Restated Revolving Note attached to this Amendment as Exhibit 2.1(c) and all other documents listed on the Bank’s List of Documents for this Amendment.

(b)	At Bank’s request, the Bank shall have been furnished copies, certified by the Secretary or Assistant Secretary of Borrowers, of resolutions of the Board of Directors of each Borrower authorizing the execution of this Amendment and all other documents executed in connection herewith (which resolutions will be in the form reasonably acceptable to Bank).

(c)	The representations and warranties of Borrowers in Section 3 hereof shall be true and correct on the date of execution of this Amendment.

(d)	Borrowers shall pay to the Bank all expenses and attorneys’ fees incurred by Bank in connection with the preparation, execution and delivery of this Amendment and related documents.

4.	General.

(a)	Except as expressly modified hereby, the Agreement remains unaltered and in full force and effect. Borrowers acknowledge that Bank has made no oral representations to Borrowers with respect to the Agreement and this Amendment thereto and that all prior understandings between the parties are merged into the Agreement as amended by this writing. All Loans outstanding on the date of execution of this Amendment shall be considered for all purposes to be Loans outstanding under the Agreement as amended by this Amendment.

(b)	Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Agreement.

(c)	Nothing contained herein will be construed as waiving any default or Event of Default under the Agreement or will affect or impair any right, power or remedy of the Bank under or with respect to the Loans, the Agreement, or any other agreement or instrument guaranteeing, securing or otherwise relating to the Loans.

(d)	This Amendment shall be considered an integral part of the Agreement, and all references to the Agreement in the Agreement itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Agreement as amended by this Amendment.

(e)	This Amendment will be binding upon and inure to the benefit of Borrowers and Bank and their respective successors and assigns.

(f)	All representations, warranties and covenants made by Borrowers herein will survive the execution and delivery of this Amendment.

(g)	This Amendment will, in all respects, be governed and construed in accordance with the laws of the State of Ohio.

(h)	This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Borrowers and Bank have executed this Agreement by their duly authorized officers as of the date first above written.

MERIDIAN BIOSCIENCE CORPORATION		MERIDIAN BIOSCIENCE, INC.

By:	/s/ Melissa A. Lueke	By:	/s/ Melissa A. Lueke

Its:	CFO & Secretary	Its:	EVP, CFO & Secretary

OMEGA TECHNOLOGIES, INC.		MERIDIAN LIFE SCIENCE, INC.

By:	/s/ Melissa A. Lueke	By:	/s/ Melissa A. Lueke

Its:	CFO & Secretary	Its:	CFO & Secretary

FIFTH THIRD BANK

By:	/s/ John M. Covington

Its:	Vice President

EXHIBIT 2.1(c)

AMENDED AND RESTATED

REVOLVING NOTE

Cincinnati, Ohio
$30,000,000	Dated: August 1, 2007
Restated: September 15, 2012

Meridian Bioscience, Inc., an Ohio corporation, Meridian Bioscience Corporation an Ohio corporation (“Corp.”), Omega Technologies, Inc., an Ohio corporation (“Omega”), and Meridian Life Science, Inc., a Maine corporation (collectively and jointly and severally the “Borrowers” and individually a “Borrower”), for value received, hereby promises to pay to the order of FIFTH THIRD BANK (the “Bank”) at its offices, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, in lawful money of the United States of America and in immediately available funds, the principal sum of $30,000,000 or such lesser unpaid principal amount as may be advanced by the Bank pursuant to the terms of the Loan and Security Agreement dated August 1, 2007 by and among the Borrowers and the Bank, as same may be amended from time to time (the “Agreement”). This Note shall mature and be payable in full on September 15, 2015, or such later date as may be determined and agreed upon between Bank and Borrowers pursuant to the Agreement.

The principal balance hereof outstanding from time to time shall bear interest as set forth in the Agreement. Interest will be calculated based on a 360-day year and charged for the actual number of days elapsed, and will be payable as set forth in the Agreement. After the occurrence of an Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), payable on demand, at a rate per annum equal to six percent (6%) above the rate that would otherwise be in effect, until paid, and whether before or after the entry of judgment hereon.

The principal amount of each loan made by the Bank and the amount of each prepayment made by the Borrowers shall be recorded by the Bank on the schedule attached hereto or in the regularly maintained data processing records of the Bank. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry shall not limit or otherwise affect Borrowers’ obligations under this Note or the Agreement.

This Note is the Revolving Note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. The principal of this Note is prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Bank is open for business (a “Business Day”), the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.

Borrower shall pay to the Bank a note processing fee of $750 on the Restated Date of this Note.

This Note amends and restates in its entirety, and is issued, not as a payment toward, but as a continuation of, the obligations of Borrowers to Bank pursuant to, that certain Revolving Note dated August 1, 2007, in the principal amount of $30,000,000 (together with all prior amendments thereto or restatements thereof the “Prior Note”). Accordingly, this Note shall not be construed as a novation or extinguishment of, the obligations arising under the Prior Note, and its issuance shall not affect the priority of any security interest granted in connection with the Prior Note.

In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce the amounts due to Bank from the Borrowers under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank shall refund to Borrowers such excess.

Borrowers and all endorsers, sureties, guarantors and other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more renewals or extensions of this Note.

This Note may not be changed orally, but only by an instrument in writing.

2

This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrowers agree that the State and federal courts in Hamilton County, Ohio or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrowers at their address described in the Notices section of the Agreement. BORROWERS HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

MERIDIAN BIOSCIENCE CORPORATION	MERIDIAN BIOSCIENCE, INC.

By:	By:

Its:	Its:

OMEGA TECHNOLOGIES, INC.	MERIDIAN LIFE SCIENCE, INC.

By:	By:

Its:	Its:

3